EXHIBIT 10.9

NORTHSTAR INVESTMENTS. INC.
5027 RANDALL STREET
SAN DIEGO. CALIFORNIA 92109

March 9, 2007

PocketFinder, LLC
4999 E. La Palma Avenue
Anaheim, CA 92807

Attention of David Morse, PhD., Chief Executive Officer

Re:  Finders Fee Agreement

This will letter is intended to set forth the terms of agreement by which this Northstar Investments, Inc., a California corporation (“Northstar”) will provide services to locate and introduce, potential investors to PocketFinder, LLC, a California limited liability company (“PocketFinder”).  The following are the specifics of this Agreement:

Term.  The Agreement shall be deemed to have commenced on March 8, 2007, and shall continue in effect for one year, except as set forth herein.

Investors.  With respect to each investor and associate or co-investor participating as a result of an introduction to PocketFinder by Northstar (each being an “Investor”), you have agreed to pay to Northstar finder’s fees calculated on the amount of cash and the t market value of any property the Investor makes available to PocketFinder as investment in equity or advances as debt or provides as a resource to PocketFinder (each being an “Investment”).

Initial Investment.  Regardless of the form of Investment, PocketFinder agrees to pay Northstar 6½% of the proceeds (or value) in cash upon closing said 6½% in the units of investment obtained by the Investor in PocketFinder for making the Investment.  Compensation shall be based upon the gross amount invested, before only deduction for expenses or offsets of any kind.  Payment will be made in cashiers check or wire upon Company’s receipt of funds.

Subsequent Investment.  Should the Investor make any additional Investment in PocketFinder or any affiliate of PocketFinder after the initial investment is made and within three years of the Initial Investment, PocketFinder will compensate Northstar upon closing of the additional Investment with a fee of 6½% of such additional funds (or value) then invested and 6½% in the units of investment then issued to the Investor.

Limitation of-Service.  This Agreement relates solely to Northstar’s services as a finder in introducing PocketFinder to prospective investors.  In the event an investment is made, there are no additional services that Northstar is required to perform to be entitled to the above compensation.  Northstar will not engage in any negotiations whatsoever on behalf of the

NORTHSTAR INVESTMENTS. INC.

PocketFinder, LLC
March 9, 2007
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PocketFinder or any Investor.  Northstar will have no responsibility for, nor will Northstar make recommendations concerning, the terms, conditions or provisions of any agreement between PocketFinder and an Investor, including the manner or means of consummating the transaction.  PocketFinder acknowledges that Northstar is not a licensed securities dealer and that this Agreement is not intended to be for the purpose of buying, selling or trading securities.

Miscellaneous.  This Agreement shall be binding upon both parties and their respective successors and permitted assigns.  This Agreement may be changed only by the written consent of both parties.  This Agreement may not be assigned by either party without the written consent of the other.  This Agreement is the entire agreement between the parties.  Should any legal proceeding be necessary to construe or enforce the provision of this Agreement, the prevailing party in such legal proceeding shall be entitled to recover all court costs, reasonable attorney fees and costs of enforcing or collecting any judgment awarded.  The judgment by are court of law that a particular section of this Agreement is illegal shall not affect the validity of the remaining provisions.  It is our intention that the laws of the State of California shall govern the validity of this Agreement.

Please confirm that this letter adequately sets forth our agreement by signing in the space below on the enclosed copy of this later and returning it to the address on the letterhead above.  Northstar is delighted to accept this engagement and looks forward to introducing investors to Pocketfinder.

Very truly yours.

NORTHSTAR INVESTMENTS, INC,

By: /s/ Glenn A. Busch
Glenn A. Busch
President

Accepted and agreed as set forth above on March __, 2007

POCKETFINDER, LLC,

By: /s/ David Morse
David Morse, PhD
Chief Executive Officer

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